Registration No. 33-
As filed with the Securities and Exchange Commission on December 13, 2006

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ORION HEALTHCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE (State or Other Jurisdiction of Incorporation or Organization)	58-1597246 (I.R.S. Employer Identification No.)
1805 Old Alabama Road, Suite 350
Roswell, GA 30076
(Address of Principal Executive Offices, Including Zip Code)

ORION HEALTHCORP, INC. 2004 INCENTIVE PLAN
(Full Title of the Plan)

Stephen H. Murdock
Chief Financial Officer and Secretary
Orion HealthCorp, Inc.
1805 Old Alabama Road
Roswell, GA 30076
(Name and Address of Agent for Service)
(678) 832-1800
(Telephone number, including area code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Each Class	Amount to	Proposed Maximum	Proposed Maximum	Amount of
of Securities To Be	be	Offering Price	Aggregate	Registration
Registered	Registered[1]	per Share[2]	Offering Price[2]	Fee
Class A Common Stock, par value $.001 per share	13,450,782	$0.21	$2,824,664.22	$302

[1]	This Registration Statement, pursuant to Rule 416(a), also includes an indeterminate number of shares of Class A Common Stock which may be issued under the anti-dilution provisions of the plan.

[2]	Estimated in accordance with Rule 457 under the Securities Act of 1933, solely for the purpose of calculating the registration fee, on the basis of the average of the high and low prices of the Class A Common Stock on December 12, 2006 as reported on the American Stock Exchange.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The document(s) containing the information specified in Part I of Form S-8 (Items 1 and 2) will be sent or given to participants in the Orion HealthCorp, Inc. 2004 Incentive Plan as specified by Rule 428(b) under the Securities Act of 1933, as amended and are not required to be filed as part of this Registration Statement. Such documents and the documents incorporated herein by reference pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents of Orion HealthCorp, Inc., previously filed with the Securities and Exchange Commission (“SEC”), are incorporated by reference and made a part hereof:
(1)	Orion HealthCorp, Inc. Current Report on Form 8-K filed on December 7, 2006

(2)	Orion HealthCorp, Inc. Current Report on Form 8-K filed on November 27, 2006;

(3)	Orion HealthCorp, Inc. Current Report on Form 8-K filed on November 13, 2006;

(4)	Orion HealthCorp, Inc. Quarterly Report on Form 10-QSB for the quarter ended September 30, 2006 filed on November 13, 2006;

(5)	Orion HealthCorp, Inc. Amended Quarterly Report on Form 10-QSB/A for the quarter ended June 30, 2006 filed on November 9, 2006;

(6)	Orion HealthCorp, Inc. Amended Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 2005 filed November 9, 2006.

(7)	Orion HealthCorp, Inc. Current Report on Form 8-K filed on November 9, 2006;

(8)	Orion HealthCorp, Inc. Current Report on Form 8-K filed on October 19, 2006;

(9)	Orion HealthCorp, Inc. Current Report on Form 8-K filed on September 14, 2006;

(10)	Orion HealthCorp, Inc. Current Report on Form 8-K filed on September 11, 2006;

(11)	Orion HealthCorp, Inc. Current Report on Form 8-K filed on August 9, 2006.

(12)	Orion HealthCorp, Inc. Quarterly Report for the quarter ended June 30, 2006 filed on August 9 2006;

(13)	Orion HealthCorp, Inc. Current Report on Form 8-K filed on July 14, 2006;

(14)	Orion HealthCorp, Inc. Current Report on Form 8-K/A filed on July 7, 2006;

(15)	Orion HealthCorp, Inc. Current Report on Form 8-K filed on June 30, 2006;

(16)	Orion HealthCorp, Inc. Current Report on Form 8-K filed on May 9, 2006;

(17)	Orion HealthCorp, Inc. Quarterly Report filed on Form 10-QSB for the quarter ended March 31, 2006 filed on May 9 2006;

(18)	Orion HealthCorp, Inc. Current Report on Form 8-K filed on April 20, 2006;

(19)	Orion HealthCorp, Inc. Current Report on Form 8-K filed on April 3, 2006;

(20)	Orion HealthCorp, Inc. Annual Report on Form 10-KSB for the year ended December 31, 2005 filed on March 31, 2006; and

(21)	The description of Orion HealthCorp, Inc.’s Class A Common Stock, which is contained in our Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on December 12, 2004.
     All reports and other documents we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and before the filing of a post-effective amendment which indicates that all securities offered under this Registration Statement have been sold or which deregisters all securities remaining unsold, shall be deemed to be part of this Registration Statement from the date of the filing of such reports and documents.
     Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any subsequently filed document that also is, or is deemed to be, incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not Applicable.
Item 5. Interests of Named Experts and Counsel.
     Not Applicable.
Item 6. Indemnification of Directors and Officers.

     Section 145 of the General Corporation Law of Delaware permits indemnification of directors, officers and employees of a corporation under certain conditions and subject to certain limitations. Section 10 of our Third Amended and Restated Certificate of Incorporation provides for the indemnification of our, to the extent permitted by Section 145 of the General Corporation Law of the state of Delaware, directors and officers. Section 10 further provides that we will indemnify such other persons as may be required by statute or our By-Laws. We may purchase and maintain insurance on behalf of any director or officer against any liability which may be asserted against any director, officer or other person. Section 10 provides further that the liability of our directors (for actions or inactions taken by them as directors) for monetary damages shall be eliminated to the fullest extent possible under Delaware law.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Item 7. Exemption from Registration Claimed.
     Not Applicable.
Item 8. Exhibits.

4.1	Third Amended and Restated Certificate of Incorporation of Orion HealthCorp, Inc.	Incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed on December 7, 2006.

4.2	Amended and Restated By-Laws of Orion HealthCorp, Inc.	Incorporated by reference to Exhibit 3.2 of our Current Report on Form 8-K filed on December 21, 2004.

5.1	Opinion of Benesch, Friedlander, Coplan & Aronoff LLP, counsel for Orion HealthCorp, Inc., regarding legality

23.1	Consent of UHY Mann Frankfort Stein & Lipp CPAs, LLP

23.2	Consent of Benesch, Friedlander, Coplan & Aronoff LLP	Included within Exhibit 5.1.

24.1	Power of Attorney	Included on the Signature Page of this Registration Statement.
Item 9. Undertakings.

     (a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:
     (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) Reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
     (iii) Include any additional or changed material information.
     (2) For determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.
     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the termination of the offering.
     (b) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
     (i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;
     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;
     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

     (iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Roswell, State of Georgia, on this 13th of December, 2006.

ORION HEALTHCORP, INC. (Registrant)

/s/ Stephen H. Murdock

By: Stephen H. Murdock Chief Financial Officer and Secretary (Principal Accounting and Financial Officer)
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen H. Murdock and Terrence L. Bauer his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all post-effective amendments to this Registration Statement, and to file the same with all exhibits hereto, and other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons as of the dates and in the capacities indicated.

Date	Signature	Title

December 13, 2006	/s/ Terrence L. Bauer Terrence L. Bauer	President, Chief Executive Officer and Director (Principal Executive Officer)

December 13, 2006	/s/ Paul H. Cascio	Director

Paul H. Cascio

December 13, 2006	/s/ David Crane	Director

David Crane

December 13, 2006	/s/ Michael J. Finn	Director

Michael J. Finn

December 13, 2006	/s/ Joseph M. Valley, Jr.	Director

Joseph M. Valley, Jr.

Exhibit Index

Exhibit No.	Exhibit Description	Page No.

4.1	Third Amended and Restated Certificate of Incorporation of Orion HealthCorp, Inc.	*

4.2	Amended and Restated By-Laws of Orion HealthCorp, Inc.	*

5.1	Opinion of Benesch, Friedlander, Coplan & Aronoff LLP, counsel for the registrant, regarding legality.

23.1	Consent of UHY Mann Frankfort Stein & Lipp CPAs LLP

23.2	Consent of Benesch, Friedlander, Coplan & Aronoff LLP Included within Exhibit 5.1.

24.1	Power of Attorney
*Incorporated by reference.